Report of Independent Accountants

To the Board of Directors and Shareholders of
T. Rowe Price Tax-Exempt Money Fund, Inc.

In planning and performing our audit of the financial statements of T. Rowe Price Tax-Exempt Money Fund,
 Inc. (hereafter referred to as
the "Fund") for the year ended February 28, 2001,
 we considered the Fund's internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the Fund's financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for
 establishing and maintaining internal control.
In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.
Generally, controls that are
relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles.
  Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters
involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of February 28, 2001.

This report is intended solely for the information
 and use of management, the Board of Directors of
T. Rowe Price Tax-Exempt Money
Fund, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other then these specified parties.




PricewaterhouseCoopers LLP
Baltimore, Maryland
March 19, 2001
Report of Independent Accountants

To the Board of Directors and Management of T.
Rowe Price Associates, Inc.

We have examined management's assertion, included in the accompanying Management
Statement Regarding Compliance with the
Application for, and the Orders of, Exemption granted by the Securities & Exchange Commission dated
November 22, 2000, ("Management
Statement"). The Management Statement asserts that as of October 31, 2000, and for the period from July 23, 1999, through October 31, 2000,
T. Rowe Price Associates, Inc. (the "Company") has established and maintained procedures reasonably designed to achieve compliance with the conditions set forth in the Application, dated
November 12, 1998, filed by the Company (Rel.
No.
IC - 23532) as amended on October 29, 1999,
(Rel. No. IC - 24116) and the Orders by the
Securities & Exchange Commission on December 8,
1998 (Rel.IC - 23590) and November 23,
1999, (Rel. IC - 24159), collectively, the
"Orders". Management is responsible for the Company's compliance with those requirements.
Our responsibility is to express an opinion on management's assertion about the Company's procedures to achieve compliance with the conditions of the Orders based on our examination.

Our examination was made in accordance with attestation standards established by the
American
Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's procedures to achieve compliance with the Orders and performing such other procedures as we considered necessary in the circumstances. Our examination procedures included an assessment of the establishment and maintenance of procedures reasonably designed to achieve the following objectives set forth in the Orders (all capitalized terms as defined in the Orders):
a) The Interfund Rate on all interfund loans is higher than the Repo Rate and, if applicable the yield of the Reserve Investment Funds, but lower than the Bank Loan Rate;
b) All Interfund loans comply with the
collateral requirements as set forth in the Orders;
c) All interfund loans comply with the
percentage limitations on Interfund borrowing and lending;
d) Interfund borrowing and lending demand is allocated in accordance with procedures established by the funds' Board of Directors;
and
e) The interest rate on any interfund loan does not exceed the interest rate on any third party borrowings of a borrowing fund at the time of the interfund loan.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the
T. Rowe Price Funds' compliance with specified requirements of the Orders.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected.
Also, projections of any evaluation of internal control over the Interfund Lending Program to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the control activities may deteriorate.

In our opinion, management's assertion that T.
Rowe Price Associates, Inc. has established and maintained procedures reasonably designed to achieve compliance with the Orders as of October
31, 2000, and for the period from July 23, 1999, through October 31, 2000, is fairly stated, in all material respects, based upon the criteria set forth in the Orders and the accompanying
Management Statement.

This report is intended solely for the
information and use of the Boards of Directors and management of the T. Rowe Price Funds, and the Securities & Exchange Commission and should not be used for any other purposes.

PRICEWATERHOUSECOOPERS

PricewaterhouseCoopers LLP
Baltimore, Maryland
November 22, 2000